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                                                                   EXHIBIT 4.1


                             STANDARD & POOR'S
                    A Division of The McGraw-Hill Companies


Brian Free
Chapman & Cutler
111 West Monroe Street
Chicago, IL 60603


                               May 29, 1997


Re: NUVEEN UNIT TRUST, SERIES 1 consisting of: Nuveen U.S. Treasury Trust, Series 1 (Short-Term); Nuveen U.S. Treasury Trust, Series 2 (Intermediate); and Nuveen Insured Corporate Trust, Series 1 (Long-Term)

     Pursuant to your request for a Standard & Poor's rating on the units of the above-captioned Trust, SEC #333-23671, we have reviewed the information presented to us and have assigned a `AAA' rating to the units of the Trust and a `AAA' rating to the securities contained in the Trust. The ratings are direct reflections, of the portfolios of the Trust, which will be composed solely of securities covered by bond insurance policies that insure against default in the payment of prinicpal and interest on the securities so long as they remain outstanding, or of U.S. Treasury Debt Obligations fully guaranteed as to principal and interest by the full faith and credit of the United States. Since the policies on the insured securities have been issued by MBIA, which has been assigned a `AAA' claims paying ability ratings by Standard & Poor's, Standard & Poor's has assigned a `AAA' rating to the units of the Trust and to the securities contained in the Trust.

     Standard & Poor's will maintain surveillance on the `AAA' rating until June 29, 1998. On this date, the rating will be automatically withdrawn by Standard & Poor's unless a post effective letter is requested by the trust.

     You have permission to use the name of Standard & Poor's and the above-assigned ratings in connection with your dissemination of information relating to these units, provided that it is understood that the ratings are not "market" ratings nor recommendations to buy, hold, or sell the units of the trusts or the securities contained in the Trust. Further, it should be understood the rating on the units does not take into account the extent to which Trust expenses or portfolio asset sales for less than the Trust's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the ratings. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the ratings. Standard & Poor's does not independently verify the truth or accuracy of any such information.

     This letter evidences our consent to the use of the name of Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. in connection with the rating assigned to the units in the registration statement or prospectus relating to the units or the Trust. However, this letter should not be construed as a consent by us, within the meaning of
Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the Trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

     Please be certain to send us a copy of your final prospectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should it not conform to the representations made to us, we reserve the right to withdraw the rating.

     We are pleased to have had the opportunity to be of service to you. If we can be of further help, please do not hesitate to call upon us.


                                        Sincerely,

                                        /s/ Sanford B. Bragg
                                        ------------------------------
                                        Sanford B. Bragg